PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2009 FINANCIAL RESULTS;
ADJUSTED FFO OF $1.47 PER SHARE FOR 2009

HUNT VALLEY, MARYLAND – February 23, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter and fiscal year ended December 31, 2009.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended December 31, 2009 of $24.9 million or $0.29 per common share.  The $24.9 million of FFO available to common stockholders for the fourth quarter of 2009 includes $3.9 million associated with a provision for uncollectible straight-line accounts receivable and deferred revenue related to one tenant, $1.6 million of costs associated with a fourth quarter acquisition, $0.5 million of non-cash restricted stock expense and net income of $3 thousand associated with owned and operated assets.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.36 per common share for the three months ended December 31, 2009.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO excludes the impact of certain non-cash items and certain items of revenue or expenses, including: results of operations of owned and operated facilities during the period, expenses associated with acquisitions in the fourth quarter of 2009, a non-cash provision for uncollectible accounts receivable, deferred revenue and restricted stock expense.  For more information regarding FFO and Adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2009, the Company reported net income of $16.2 million, net income available to common stockholders of $14.0 million, or $0.16 per diluted common share on operating revenues of $49.4 million.  This compares to net income of $15.7 million, net income available to common stockholders of $15.6 million, or $0.19 per diluted common share on operating revenues of $49.2 million for the same period in 2008.

For the twelve-month period ended December 31, 2009, the Company reported net income of $82.1 million, net income available to common stockholders of $73.0 million, or $0.87 per diluted common share on operating revenues of $197.4 million.  This compares to net income of $78.1 million, net income available to common stockholders of $70.6 million, or $0.94 per diluted common share on operating revenues of $193.8 million for the same period in 2008.

The increases in net income and net income available to common stockholders for the twelve-month period ended December 31, 2009 compared to the prior year were primarily due to the impact of: (i) full year revenue associated with $188 million of new investments completed in 2008; (ii) $4.0 million of net cash flow associated with legal settlements; (iii) a $1.2 million reduction in interest expense; (iv) a net decrease in real estate impairments of $5.4 million; and (v) a net change in provision for uncollectible accounts receivable of $1.5 million.  This impact was partially offset by: (i) increased depreciation expense associated with the new investments of $4.8 million; (ii) acquisition related expenses of $1.6 million; and (iii) a $0.5 million charge relating to the write-off of deferred financing credit facility costs recorded in the second quarter of 2009.

2009 SIGNIFICANT HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In February 2010, the Company issued $200 million aggregate principal amount of 7-1/2% senior unsecured notes due 2020.
•	In January 2010, the Company increased its quarterly common dividend per share from $0.30 to $0.32.
•	In November 2009, the Company entered into an agreement to purchase $565 million of long-term care facilities and closed on $270 million of those investments in December 2009.
•	In December 2009, the Company entered into a five-year $100 million term loan.
•	In June 2009, the Company established a $100 million equity shelf program for a continuous at-the-market offering of common stock.

FOURTH QUARTER 2009 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended December 31, 2009, excluding nursing home revenues of owned and operated assets and therefore on a non-GAAP basis, were $44.5 million.  Operating expenses for the three months ended December 31, 2009, on a non-GAAP basis excluding nursing home expenses for owned and operated assets, totaled $18.8 million, comprised of $11.7 million of depreciation and amortization expense, $2.3 million of general and administrative expenses, $1.6 million of expense associated with the CapitalSource acquisition, $2.8 million of uncollectible accounts receivable and $0.5 million of restricted stock expense.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three months ended December 31, 2009 was a net expense of $10.2 million and was primarily comprised of $9.4 million of interest expense and $0.8 million of amortized deferred financing costs.

Funds From Operations – For the three months ended December 31, 2009, reportable FFO available to common stockholders was $24.9 million, or $0.29 per common share on 85.6 million weighted-average common shares outstanding, compared to $26.3 million, or $0.32 per common share on 82.4 million weighted-average common shares outstanding, for the same period in 2008.

The $24.9 million of FFO for the quarter includes the impact of: (i) $3.9 million in uncollectible accounts receivable and deferred revenue related to one operator; (ii) $1.6 million of acquisition deal related expenses; (iii) $0.5 million of non-cash restricted stock expense; and (iv) $3 thousand of net income associated with owned and operated assets.  The $26.3 million of FFO for the three months ended December 31, 2008, includes the impact of: (i) a $3.9 million non-cash provision for real estate impairment; (ii) a $1.9 million net loss associated with owned and operated assets; (iii) a $2.1 million net gain associated with the purchase of a portion of the Company’s preferred stock; and (iv) $0.5 million of non-cash restricted stock expense.

When excluding the above mentioned items in 2009 and 2008, Adjusted FFO was $30.8 million, or $0.36 per common share, for the three months ended December 31, 2009, compared to $30.5 million, or $0.37 per common share, for the same period in 2008.  The Company had 3.2 million additional weighted-average shares for the three months ended December 31, 2009, compared to the same period in 2008.  The increase in weighted-average common shares was primarily a result of: (i) 2.7 million shares of common stock issued to CapitalSource as part of the December 2009 acquisition; (ii) approximately 1.7 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan; and (iii) approximately 1.4 million common shares issued under the Company’s Equity Shelf Program.  For further information, see the attached “Funds From Operations” schedule and notes.

2009 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve months ended December 31, 2009, when excluding nursing home revenues of owned and operated assets, were $179.0 million.  Operating expenses for the twelve months ended December 31, 2009, when excluding nursing home expenses of owned and operated assets, totaled $60.9 million, comprised of $44.7 million of depreciation and amortization expense, $9.8 million of general and administrative expenses, $2.8 million of uncollectible accounts receivable, $1.9 million of restricted stock compensation expense, $1.6 million of acquisition deal related expenses, and a non-cash real estate impairment of $0.2 million.

Other Income and Expense – Other income and expense for the twelve months ended December 31, 2009 was a net expense of $34.5 million and was primarily comprised of $36.1 million of interest expense and $2.5 million of deferred financing amortization costs; offset by $4.5 million of net cash proceeds received from a legal settlement received in the first quarter of 2009.

Funds From Operations – For the twelve months ended December 31, 2009, reportable FFO available to common stockholders was $117.0 million, or $1.40 per common share, compared to $98.1 million, or $1.30 per common share, for the same period in 2008.  The $117.0 million of FFO for 2009 includes the impact of: (i) a $4.5 million legal settlement; (ii) $3.9 million in uncollectible accounts receivable and deferred revenue related to one operator; (iii) a $2.2 million net loss associated with owned and operated assets; (iv) $1.9 million of non-cash restricted stock expense; (v) $1.6 million of acquisition deal related expenses; (vi) $0.5 million write-off of deferred financing credit facility costs and (vii) a real estate impairment of $0.2 million.

The $98.1 million of FFO for twelve months ended December 31, 2008 includes: (i) $5.6 million of non-cash impairments on real estate assets; (ii) a $4.2 million non-cash expense for uncollectible accounts receivable; (iii) a $3.4 million net loss associated with owned and operated assets; (iv) $2.1 million of non-cash restricted stock expense; (v) a $2.1 million net gain on the purchase of preferred stock; (vi) $0.7 million of one-time cash revenue; (vii) $0.7 million collected from a claim associated with a prior operator’s past due rental obligations; (viii) $0.5 million of net cash proceeds received from a legal settlement; and (ix) $0.1 million of non-cash FIN 46R consolidation adjustments.

When excluding the above mentioned non-cash or non-recurring items in 2009 and 2008, adjusted FFO was $122.7 million, or $1.47 per common share for the twelve months ended December 31, 2009, compared to $109.3 million, or $1.45 per common share, for the same period in 2008.  For further information, see the attached “Funds From Operations” schedule and notes.

FINANCING ACTIVITIES

$200 Million Senior Notes – On February 9, 2010, the Company issued and sold $200 million aggregate principal amount of its 7½% Senior Notes due 2020 (the “Notes”). The Notes were sold at an issue price of 98.278% of the principal amount of the Notes resulting in gross proceeds to the Company of approximately $197 million.  The Company used the net proceeds from the sale of the Notes, after discounts and expenses, to (i) repay outstanding borrowings of approximately $59 million of debt assumed in connection with its previously reported December 22, 2009 acquisition of certain subsidiaries of CapitalSource Inc., and (ii) repay outstanding borrowings under the Company’s revolving credit facility.  The balance of the proceeds will be used for working capital and general corporate purposes, including the acquisition of healthcare-related properties such as the pending acquisition of additional facilities under the Company’s previously reported purchase agreement with CapitalSource Inc.

$100 Million Term Loan – On December 18, 2009, a wholly owned subsidiary of the Company entered into a secured Credit Agreement with GECC, as Administrative Agent and a Lender, providing for a new five-year $100 million term loan (the “Term Loan”) maturing December 31, 2014.  The Term Loan bears interest at LIBOR (the “Eurodollar Rate”) plus 5.5% per annum, but in no event will the Eurodollar Rate be less than 1.0% per annum.  Until December 31, 2011, scheduled monthly payments on the Term Loan include interest only.  Commencing January 1, 2012, monthly installment payments will include principal and interest based on a 30-year amortization schedule and an assumed annual interest rate of 6.5%, with a balloon payment of the remaining balance due at maturity.

$59 Million CapitalSource Mortgage Debt – As part of the CapitalSource acquisition on December 22, 2009, the Company assumed $59.4 million of 6.8% mortgage debt maturing on December 31, 2011. The Company paid off this debt on February 16, 2010 with proceeds from the Notes.

2.7 Million Share Common Stock Offering – On December 22, 2009, the Company issued 2.7 million shares of its common stock to CapitalSource as part of the December 22, 2009 acquisition.  For further information, see “Portfolio Developments” section below.

$200 Million Revolving Credit Facility – On June 30, 2009, the Company entered into a new $200 million revolving senior secured credit facility (the “2009 Credit Facility”).  Banc of America Securities LLC and Deutsche Bank Trust Company Americas were joint lead arrangers for the 2009 Credit Facility. Bank of America, N.A. was the administrative agent and UBS Securities LLC and General Electric Capital Corporation participated in the 2009 Credit Facility in various agent capacities.  The 2009 Credit Facility will be used for acquisitions and general corporate purposes.

The 2009 Credit Facility replaced the Company’s previous senior secured credit facility (the “Prior Credit Facility”).  The 2009 Credit Facility matures on June 30, 2012, and includes an “accordion feature” that permits the Company to expand its borrowing capacity to $300 million in certain circumstances during the first two years thereof, and is currently priced at LIBOR plus 400 basis points with a 200 basis point LIBOR floor.

For the year ended December 31, 2009, the Company recorded a non-recurring, non-cash charge of approximately $0.5 million relating to the write-off of deferred financing costs associated with the replacement of the Prior Credit Facility.  At December 31, 2009, the Company had $94.1 million of borrowings outstanding under the 2009 Credit Facility.  The Company repaid all outstanding borrowings under the 2009 Credit Facility on February 10, 2010 with proceeds from the sale of the Notes.

Equity Shelf Program –  On June 12, 2009, the Company entered into separate Equity Distribution Agreements with each of UBS Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as sales agents and/or principal (the "Managers").  Under the terms of these agreements, the Company may sell shares of its common stock, from time to time, through or to the Managers having an aggregate gross sales price of up to $100,000,000 (the “Equity Shelf Program”).  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, or as otherwise agreed with the applicable Manager.  The Company will pay each Manager, compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such Manager, as sales agent, under the applicable agreement.

In 2009, the Company issued 1.4 million shares of its common stock under the Equity Shelf Program at an average price of $17.17 per share, resulting in net proceeds of approximately $23.0 million.

PORTFOLIO DEVELOPMENTS

CapitalSource Acquisition – On November 17, 2009, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with CapitalSource Inc. (NYSE: CSE) and several of its affiliates pursuant to which the Company agreed to purchase entities owning 80 long term care facilities for approximately $565 million and a purchase option (“Option”) to acquire entities owning an additional 63 Facilities.

Completed First Closing – On December 22, 2009, the Company purchased entities owning 40 facilities and the Option to purchase entities owning 63 additional facilities.  The aggregate purchase price paid at the December 22, 2009 closing for the acquisition of entities and the Option was approximately $294 million, consisting of: (i) $184 million in cash; (ii) 2,714,959 shares of Omega common stock (valued at $51 million under the Purchase Agreement); and (iii) assumption of $59 million of 6.8% mortgage debt maturing on December 31, 2011.

The 40 facilities owned by the entities acquired on December 22, 2009, representing 5,264 available beds located in 12 states, are part of 15 in-place triple net leases among 12 operators.  The 15 leases represent approximately $31 million of annualized revenue.

The Option to acquire entities owning an additional 63 facilities is exercisable for aggregate consideration of approximately $295 million by Omega at any time through December 31, 2011.  The 63 facilities owned by the entities subject to the Option, representing 6,529 available beds located in 19 states, are part of 30 in-place triple net leases among 18 operators.  The 30 leases represent approximately $34 million of annualized revenue.

Anticipated Second Closing – At the second closing under the Purchase Agreement, the Company will acquire entities owning 40 additional facilities for approximately $270 million, consisting of: (i) $65 million in cash; (ii) assumption of $20 million of 9.0% subordinated debt maturing in December 2021; (iii) assumption of $56 million, 6.41% (weighted-average) HUD debt maturing between January 2036 and May 2040; and (iv) the assumption of $129 million, 4.85% HUD debt generally maturing in 2039.  The second closing is expected in the second quarter of 2010, subject to HUD approval and the other terms and conditions of the Purchase Agreement.

The 40 additional facilities, representing 4,882 available beds, located in 2 states are part of 13 in-place triple net leases among 2 operators.  The 13 leases represent approximately $30 million of annualized revenue.

Option (Third) Closing – The Company may exercise its option to purchase the CapitalSource subsidiaries owning 63 additional facilities on or before December 31, 2011, for an estimated aggregate consideration of approximately $295 million, consisting of: (i) $30 million in cash, and (ii) $265 million of debt, which debt shall either be paid off at closing or assumed by the Company, subject to the consent of the applicable lenders of such debt.

The consummation of the second closing and the potential exercise of the Option to acquire additional CapitalSource subsidiaries are subject to customary closing conditions, and there can be no assurance that the transactions will be consummated. The purchase price payable at the second closing and at the Option closing are also subject to certain adjustments, including but not limited to a dollar-for-dollar increase or decrease of the cash consideration to the extent the assumed debt is less than or greater than the amount set forth in the purchase agreement, and an upward or downward adjustment to prorate certain items of accrued and prepaid income and expense of the CapitalSource subsidiaries to be acquired.

Formation Capital – Commencing in February 2008, the assets of the Haven Healthcare (“Haven”) facilities were marketed for sale via an auction process conducted through proceedings established by the bankruptcy court.  The auction process failed to produce a qualified buyer. As a result, and pursuant to the Company’s rights as ordered by the bankruptcy court, the Company credit bid certain of the indebtedness that Haven owed to the Company in exchange for taking ownership of and transitioning certain of Haven’s assets to a new entity in which the Company has a substantial ownership interest, all of which was approved by the bankruptcy court on July 4, 2008. Effective July 7, 2008, the Company took ownership and/or possession of 15 facilities previously operated by Haven. On August 6, 2008, the Company entered into a Master Transaction Agreement (“MTA”) with affiliates of Formation Capital (“Formation”) whereby Formation agreed to lease the 15 former Haven facilities under a master lease with the Company. Effective September 1, 2008, the Company completed the operational transfer of 13 of the former Haven facilities to affiliates of Formation, in accordance with the terms of the MTA. The 13 facilities are located in Connecticut (5), Rhode Island (4), New Hampshire (3) and Massachusetts (1) and are part of a master lease. As part of the transaction, Genesis Healthcare (“Genesis”) entered into a long-term management agreement with Formation to oversee the day-to-day operations of each of these facilities and with permission of the Company, closed one of the five Connecticut facilities in 2009. In December 2008, the Company amended the master lease with Formation to include two additional facilities that were purchased in West Virginia.

Although Formation has met its rental payment obligations to the Company under the master lease through December 31, 2009, the four former Haven facilities in Connecticut have not performed as expected. As a result, the Company is currently in negotiations with Formation to possibly remove the four Connecticut facilities from the master lease, thereby allowing Formation to transition the facilities to another operator.

DIVIDENDS

Common Dividends – On January 20, 2010, the Company’s Board of Directors announced a common stock dividend of $0.32 per share, increasing the quarterly common dividend by $0.02 per share over the prior quarter.  The common dividends were paid February 16, 2010 to common stockholders of record on January 29, 2010.  At the date of this release, the Company had approximately 89 million outstanding common shares.

Series D Preferred Dividends – On January 20, 2010, the Company’s Board of Directors declared its regular quarterly dividend for the Series D preferred stock of approximately $0.52344 per preferred share, paid on February 16, 2010 to preferred stockholders of record on January 29, 2010.  The liquidation preference for the Company’s Series D preferred stock is $25.00 per share.  Regular quarterly preferred dividends represent dividends for the period November 1, 2009 through January 31, 2010.

2010 ADJUSTED FFO GUIDANCE

The Company currently expects its quarterly 2010 Adjusted FFO available to common stockholders to be between $0.40 and $0.42 per diluted share after the CapitalSource anticipated second closing.

The Company's Adjusted FFO guidance for 2010 excludes the impact of all other future acquisitions including the CapitalSource option (third) closing, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  While the Company expects the second closing under the purchase agreement with CapitalSource to occur in the second quarter of 2010, the closing is subject to HUD approval of the transfer and the other terms and conditions of the purchase agreement.  Accordingly, there can be no assurance as to when the second closing will occur.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2009 DIVIDENDS

Preferred D Dividends –The Company has determined that 100% of all dividends on Series D Preferred Stock in 2009 should be treated for tax purposes as an ordinary dividend.

Common Dividends – On February 17, 2009, May 15, 2009, August 17, 2009 and November 16, 2009, the Company paid dividends to its common stockholders in the per share amounts of $0.30, $0.30, $0.30 and $0.30, for stockholders of record on January 30, 2009, April 30, 2009, July 31, 2009 and November 2, 2009, respectively.  The Company has determined that 26.24% of the common dividends paid in 2009 should be treated for tax purposes as a return of capital, with the balance of 73.76% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, February 23, 2010, at 10 a.m. eastern time to review the Company’s 2009 fourth quarter results and current developments.  To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2009, the Company owned or held mortgages on 293 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 34,312 licensed beds (32,825 available beds) located in 32 states and operated by 35 third-party healthcare operating companies, in addition the Company has two closed facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2010 Adjusted FFO Guidance” statements of expectations regarding the closing of the remaining transactions contemplated by the Purchase Agreement, and the timing and impact thereof.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. With respect to expectations regarding the closing of the remaining transactions under the Purchase Agreement, actual results may differ materially due to a variety of factors, including among other things: (i) the ability of the parties to satisfy the various conditions to the completion of the remaining transactions; (ii) potential adjustments to the form and amount of consideration payable in connection with the remaining transactions pursuant to the Purchase Agreement and Option Agreement; (iii) potential unforeseen costs associated with the transactions. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this material.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$1,669,843	$1,372,012
Less accumulated depreciation	(296,441)	(251,854)
Real estate properties – net	1,373,402	1,120,158
Mortgage notes receivable – net	100,223	100,821
	1,473,625	1,220,979
Other investments – net	32,800	29,864
	1,506,425	1,250,843
Assets held for sale – net	877	150
Total investments	1,507,302	1,250,993

Cash and cash equivalents	2,170	209
Restricted cash	9,486	6,294
Accounts receivable – net	81,558	75,037
Other assets	50,778	18,613
Operating assets for owned and operated properties	3,739	13,321
Total assets	$1,655,033	$1,364,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$94,100	$63,500
Secured borrowings	159,354	—
Unsecured borrowings – net	484,695	484,697
Accrued expenses and other liabilities	49,895	25,420
Operating liabilities for owned and operated properties	1,762	2,862
Total liabilities	789,806	576,479

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488	108,488	108,488
Common stock $.10 par value authorized – 200,000 shares: issued and outstanding – 88,266 shares as of December 31, 2009 and 82,382 as of December 31, 2008	8,827	8,238
Common stock – additional paid-in-capital	1,157,931	1,054,157
Cumulative net earnings	522,388	440,277
Cumulative dividends paid	(932,407)	(823,172)
Total stockholders’ equity	865,227	787,988
Total liabilities and stockholders’ equity	$1,655,033	$1,364,467

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Rental income	$40,842	$40,713	$164,468	$155,765
Mortgage interest income	2,915	3,026	11,601	9,562
Other investment income – net	658	500	2,502	2,031
Miscellaneous	73	94	437	2,234
Nursing home revenues of owned and operated assets	4,885	4,829	18,430	24,170
Total operating revenues	49,373	49,162	197,438	193,762

Expenses
Depreciation and amortization	11,680	10,705	44,694	39,890
General and administrative	2,343	2,185	9,824	9,598
Restricted stock expense	479	526	1,918	2,103
Acquisition costs	1,561	-	1,561	-
Impairment loss on real estate properties	-	3,900	159	5,584
Provision for uncollectible accounts receivable	2,765	(20)	2,765	4,248
Nursing home expenses of owned and operated assets	4,882	6,768	20,632	27,601
Total operating expenses	23,710	24,064	81,553	89,024

Income before other income and expense	25,663	25,098	115,885	104,738
Other income (expense):
Interest and other investment income	2	43	21	240
Interest	(9,421)	(8,940)	(36,077)	(37,745)
Interest – amortization of deferred financing costs	(782)	(501)	(2,472)	(2,001)
Interest – refinancing costs	-	-	(526)	-
Litigation settlements	-	-	4,527	526
Total other expense	(10,201)	(9,398)	(34,527)	(38,980)

Income before gain on assets sold, net	15,462	15,700	81,358	65,758
Gain on assets sold – net	777	9	753	11,861
Income from continuing operations before income taxes	16,239	15,709	82,111	77,619
Income taxes	-	-	-	72
Income from continuing operations	16,239	15,709	82,111	77,691
Discontinued operations	-	-	-	446
Net income	16,239	15,709	82,111	78,137
Preferred stock dividends	(2,272)	(2,272)	(9,086)	(9,714)
Preferred stock conversion and redemption charges	-	2,128	-	2,128
Net income available to common stockholders	$13,967	$15,565	$73,025	$70,551

Income per common share available to common stockholders:
Basic:
Income from continuing operations	$0.16	$0.19	$0.87	$0.93
Net income	$0.16	$0.19	$0.87	$0.94
Diluted:
Income from continuing operations	$0.16	$0.19	$0.87	$0.93
Net income	$0.16	$0.19	$0.87	$0.94

Dividends declared and paid per common share	$0.30	$0.30	$1.20	$1.19

Weighted-average shares outstanding, basic	85,515	82,294	83,556	75,127
Weighted-average shares outstanding, diluted	85,584	82,362	83,649	75,213

Components of other comprehensive income:
Net income	$16,239	$15,709	$82,111	$78,137
Total comprehensive income	$16,239	$15,709	$82,111	$78,137

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income available to common stockholders	$13,967	$15,565	$73,025	$70,551
Deduct gain from real estate dispositions(1)	(777)	(9)	(753)	(12,292)
Sub-total	13,190	15,556	72,272	58,259
Elimination of non-cash items included in net income:
Depreciation and amortization(1)	11,680	10,705	44,694	39,890
Funds from operations available to common stockholders	$24,870	$26,261	$116,966	$98,149

Weighted-average common shares outstanding, basic	85,515	82,294	83,556	75,127
Effect of restricted stock awards	60	58	82	75
Assumed exercise of stock options	9	10	10	11
Deferred stock	—	—	1	—
Weighted-average common shares outstanding, diluted	85,584	82,362	83,649	75,213

Fund from operations per share available to common stockholders	$0.29	$0.32	$1.40	$1.30

Adjusted funds from operations:
Funds from operations available to common stockholders	$24,870	$26,261	$116,966	$98,149
Deduct litigation settlements	—	—	(4,527)	(526)
Deduct one-time cash revenue	—	—	—	(702)
Deduct FIN 46R adjustment	—	—	—	(90)
Deduct collection of prior operator’s past due rental obligation	—	—	—	(650)
Deduct provision for income taxes	—	—	—	(72)
Deduct nursing home revenues	(4,885)	(4,829)	(18,430)	(24,170)
Deduct preferred stock gain and redemption charges – net	—	(2,128)	—	(2,128)
Add back non-cash provision for uncollectible accounts receivable and deferred revenue	3,935	(20)	3,935	4,248
Add back non-cash provision for impairments on real estate properties(1)	—	3,900	159	5,584
Add back nursing home expenses	4,882	6,768	20,632	27,601
Add back one-time interest refinancing expense	—	—	526	—
Add back acquisition costs	1,561	—	1,561	—
Add back non-cash restricted stock expense	479	526	1,918	2,103
Adjusted funds from operations available to common stockholders	$30,842	$30,478	$122,740	$109,347

(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its quarterly 2010 Adjusted FFO available to common stockholders to be between $0.40 and $0.42 per diluted share after the CapitalSource anticipated second closing.  The following table presents a reconciliation of our guidance regarding 2010 FFO and Adjusted FFO to net income available to common stockholders:

	2010 Projected
Per diluted share:
Net income available to common stockholders	$0.21	−	$0.23
Adjustments:
Depreciation and amortization	0.20	−	0.20
Funds from operations available to common stockholders	$0.41	−	$0.43

Adjustments:
Acquisition deal costs	(0.02)	−	(0.02)
Nursing home revenue and expense - net	0.00	−	0.00
Impairment on real estate assets	0.00	−	0.00
Restricted stock expense	0.01	−	0.01
Adjusted funds from operations available to common stockholders	$0.40	−	$0.42

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)

Total operating revenues	$49,373	$49,162	$197,438	$193,762
Nursing home revenues of owned and operated assets	4,885	4,829	18,430	24,170
Revenues excluding nursing home revenues of owned and operated assets	$44,488	$44,333	$179,008	$169,592

Total operating expenses	$23,710	$24,064	$81,553	$89,024
Nursing home expenses of owned and operated assets	4,882	6,768	20,632	27,601
Expenses excluding nursing home expenses of owned and operated assets	$18,828	$17,296	$60,921	$61,423

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets. The table above reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending December 31, 2009:

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# of Operating Beds	Investment	% Investment
Real Property(1)	279	31,132	$1,689,043	94%
Loans Receivable(2)	14	1,693	100,223	6%
Total Investments	293	32,825	$1,789,266	100%

Investment Data	# of Properties	# of Operating Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	281	32,149	$1,724,655	96%	$54
Assisted Living Facilities	7	383	29,859	2%	78
Specialty Hospitals and Other	5	293	34,752	2%	119
	293	32,825	$1,789,266	100%	$55

Note: table above excludes two closed facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $1.0 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type (1)	Three Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2009
Rental Property	$40,842	92%	$164,468	92%
Mortgage Notes	2,915	7%	11,601	7%
Other Investment Income	658	1%	2,502	1%
	$44,415	100%	$178,571	100%

Revenue by Facility Type (1)	Three Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2009
Skilled Nursing Facilities	$42,196	95%	$169,860	95%
Assisted Living Facilities	602	1%	2,398	1%
Specialty Hospitals	959	2%	3,811	2%
Other	658	2%	2,502	2%
	$44,415	100%	$178,571	100%

(1) Excludes revenue from owned and operated assets.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$317,806	18%
Sun Healthcare Group, Inc.	40	217,712	12%
Advocat Inc.	40	153,558	9%
Guardian LTC Management (1)	23	145,171	8%
Signature Holdings, LLC	18	142,464	8%
Formation Capital	14	123,730	7%
Nexion Health, Inc.	19	80,385	5%
Essex Healthcare Corp.	13	79,564	4%
Teninone	10	78,183	4%
Alpha Healthcare Properties, LLC	8	55,834	3%
Remaining Operators (2)	72	394,859	22%
	293	$1,789,266	100%

Note: table above excludes two closed facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $1.0 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Ohio	48	$338,606	19%
Florida (1)	38	244,556	14%
Pennsylvania	25	172,250	10%
Texas	26	139,195	8%
Tennessee	13	88,295	5%
West Virginia (2)	10	76,162	4%
Maryland	7	69,928	4%
Colorado	9	64,801	4%
Louisiana	14	55,343	3%
Alabama	10	46,125	3%
Massachusetts	7	45,436	2%
Arkansas	11	44,791	2%
Rhode Island	4	40,168	2%
Kentucky	10	37,489	2%
California	11	34,756	2%
Connecticut	4	33,924	2%
Remaining States	46	257,441	14%
	293	$1,789,266	100%
Note: table above excludes two closed facilities classified as held-for-sale. (1) Includes $1.0 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2010	512	1,307	1,819	1%
2011	5,062	-	5,062	3%
2012	3,953	-	3,953	2%
2013	25,316	-	25,316	12%
2014	960	699	1,659	1%
Thereafter	156,306	9,203	165,509	81%
$192,109	$11,209	$203,318	100%

(1) Based on 2010 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 9/30/09	Coverage Data
% Revenue Mix	Before	After
Census (1)	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	85.4%	8.9%	26.1%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule for the period ending December 31, 2009:

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Term Loan/Other (2)	Senior Notes(3)	Total
	2010	$-	$-	$-	$-
	2011	-	59,354	-	59,354
	2012	200,000	-	-	200,000
	2013	-	-	-	-
	2014	-	100,000	310,000	410,000
	Thereafter	-	-	175,000	175,000
		$200,000	$159,354	$485,000	$844,354

(1) Reflected at 100% borrowing capacity. (2) $59.4 million was paid off on February 16, 2010. (3) Issued $200M 7.5% notes due 2020 on February 9, 2010.

The following table presents investment activity for the three- and twelve- month periods ending December 31, 2009:

Investment Activity ($000's)
	Three Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2009
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$269,392	98%	$269,392	94%
Mortgages	-	0%	-	0%
Other	5,968	2%	18,609	6%
Total	$275,360	100%	$288,001	100%